Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of April 11, 2006 (the “Effective Date”), is entered into by and between Vistula Communications Services, Inc., a Delaware corporation (the “Company”), and John K. Markley (the “Employee”).

WHEREAS, the Company desires to employ the Employee upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee desires to be employed by the Company, and to perform the duties assigned to him hereunder, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the transactions contemplated hereby and the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, on the terms and conditions hereinafter set forth in this Agreement.

2.     Term. The employment of the Employee by the Company hereunder shall commence on the Effective Date and continue until terminated by either party in accordance with this Agreement (the “Employment Period”).

3.     Position and Duties. During the Employment Period, the Employee shall serve as the Company’s “Chief Executive Officer,” responsible for directing the overall business and operations of the Company, and shall faithfully perform all duties and responsibilities consistent with his position as Chief Executive Officer and the duties and responsibilities relating to the business or operations of the Company (or its subsidiaries) consistent with his position as a senior executive officer as the Company’s Board of Directors (the “Board of Directors”), any committee thereof or the Chairman of the Board of Directors may direct from time to time. Without limiting the generality of the foregoing, it is anticipated that the Employee’s primary duties and responsibilities shall be overseeing and directing the overall business and operations of the Company, including pursuing or reviewing potential financings, mergers and acquisitions, generating or approving business plans, establishing corporate strategy, pursuing or reviewing material commercial ventures and relationships, steering the Company’s operations toward management approved forecasts and budgets, and advising the Board of Directors on material business matters affecting the Company. In the performance of the Employee’s duties and responsibilities hereunder, the Employee shall regularly report to the Board of Directors. In addition, the Employee agrees to serve as a director of the Company, and, subject to the fiduciary duties of its directors, the Company agrees to use its best efforts to nominate and cause the Employee to be elected as a director of the Company as soon as reasonably possible on or after the date hereof.

The Employee will fulfill his duties and responsibilities to the Company hereunder from his residence office currently located in Campton, New Hampshire, or at such location in the Northeastern United States as he reasonably determines. Notwithstanding the foregoing, the Employee agrees to travel as is otherwise necessary, in the Board of Directors’ reasonable determination, to fulfill his duties and responsibilities as set forth in this Agreement.

4.     Best Efforts. The Employee’s employment with the Company shall be full time, and the Employee shall devote his best efforts and all of his business time to the performance of his duties and responsibilities as set forth in this Agreement. The Employee shall not, while an employee of the Company, engage in any other gainful occupation or activity which conflicts with or impinges upon the full and faithful performance of the Employee’s duties, or otherwise violates any other term or provision of this Agreement (or any other agreement entered into by the Employee in connection with his employment with the Company) or any Company policy. Notwithstanding the above, the Employee shall not be prohibited from being involved in civic, religious or charitable activities (including serving on not-for-profit boards) and serving on boards and committees of for-profit entities so long as such activities do not materially interfere with the performance of his duties hereunder or otherwise violate any provision of this Agreement, provided, the Board of Directors has given its previous consent in each instance to such activities, which consent shall not be unreasonably withheld, conditioned or delayed.

5.     Compensation.

(a)           Base Compensation. During the Employment Period, the Company shall pay to the Employee an annual base salary of Two Hundred and Ninety Thousand U.S. Dollars ($290,000.00) (as adjusted pursuant to this Section 5(a), the “Base Compensation”). The Base Compensation shall be paid to the Employee in arrears and in accordance with the normal payroll schedules of the Company in effect from time to time, less all appropriate withholdings for federal, state and local taxes, employee benefits and other mandated charges. Subject to any contractual restrictions or other legal prohibitions binding upon the Company, the Board of Directors agrees to review annually the Base Compensation of the Employee and to consider any adjustments that may be warranted in the discretion of the Board of Directors and as seem fair and prudent after taking into account the success of the Company, the Company’s cash position and forecast, and the compensation of other similarly situated executives in the business segments in which the

Company operates; provided, that there shall be no obligation on the Company to increase the Base Compensation.

(b)           Stock Options. Partly as an inducement to the Employee’s acceptance of employment with the Company hereunder, the Company shall grant to the Employee two non-qualified stock options to purchase an aggregate of 4,000,000 shares of the Company’s common stock under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), subject to the Employee’s execution and delivery of a stock option agreement, the form, terms and provisions of which shall be substantially consistent with those implemented by the Company for executive officer stock option grants, generally. One of such options shall be for 3,052,000 shares of the Company’s common stock. The other option shall be for 948,000 shares of the Company’s common stock and the grant of such option shall be subject to the ratification by the stockholders of the Company of an increase in the number of shares under the Plan from 8,000,000 shares to at least 16,000,000 shares at the next annual or special meeting of stockholders of the Company. The options shall vest as follows: 16.67% of the shares covered by each such option shall vest on the six month anniversary of the date of grant of such option, and (iii) an additional 2.78% of the shares covered by each such option shall vest on each monthly anniversary of the original date of grant of such option thereafter, until fully vested. The options shall also provide for acceleration of vesting upon a “change of control” (as defined in the applicable option agreement) of the Company and a termination of employment without Cause (as defined herein). The Company agrees to use its commercially reasonable efforts to register the Employee’s option shares subject to an option, at its expense, on a registration statement on Form S-8 covering Plan shares, or like registration statement, as soon as reasonably practicable following the grant of such option (or if such grant is conditional, upon the satisfaction of the conditions of the grant). The exercise price of the options shall be the fair market value of the common stock of the Company as determined by the Board of Directors (or compensation committee of the Board of Directors) on the date of the option grant. The Employee shall also be eligible for additional equity compensation grants and awards, from time to time, in the discretion of the Board of Directors and subject to applicable Company plans governing the terms and eligibility for such grants and awards.

6.     The Employee’s Benefits. As an employee of the Company, the Employee shall be entitled to receive and enjoy the following benefits during the Employment Period:

(a)           Participation in Company Benefit Plans. The Employee shall be entitled to participate in and to receive benefits under all applicable employee benefit plans, policies, practices, programs and arrangements offered by the Company from time to time during the Employment Period to its employees generally, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements by the Company. Notwithstanding the provisions of this Section 6(a), nothing contained herein is intended, or shall be construed, to require the Company to institute or maintain any benefit plan or arrangement, provided, however, that the benefits offered to the Employee shall be comparable to those offered to the Company’s senior executive personnel. In addition, nothing contained herein shall limit the right of the Company to modify, suspend or discontinue any and all benefit plans or arrangements.

(b)           Vacation; Sick and Personal Leave; Holidays. The Employee shall be entitled to an amount of paid vacation, sick leave and personal leave as is made available to comparably situated Company personnel generally pursuant to then current Company policy; provided that the Employee shall be eligible to accrue up to at least four (4) weeks of paid vacation per full calendar year of employment in accordance with the Company’s vacation accrual policy. In addition to the foregoing, the Employee shall be entitled to receive all paid holidays given by the Company to its U.S. employees generally.

(c)           Business Expense Reimbursement. The Company shall promptly reimburse the Employee for all reasonable, ordinary and necessary business expenses paid or incurred by the Employee in performing his duties and responsibilities hereunder, provided that the Employee shall have (i) submitted such documentation as may be requested by the Company in accordance with the expense policies of the Company in effect from time to time to substantiate each reimbursement request and (ii) otherwise complied with the expense reimbursement policies of the Company then in effect. Without limiting the foregoing, the Company’s reimbursement obligation hereunder shall not include reimbursement for country club dues or similar payments for which the Company is not entitled to take a deduction on its federal income tax return.

(d)           Indemnification. The Employee, his heirs and his estate shall be eligible for indemnification and advancement of expenses to the fullest extent authorized under the Company’s bylaws, certificate of incorporation and applicable law. During such time as the Employee shall serve as an officer or director of the Company, the Company shall maintain a D&O insurance or similar policy in form and coverage reasonably acceptable to the Board of Directors, and the Employee shall receive the same benefits provided to any of the Company’s officers and directors under such policy and any additional D&O insurance or similar policy, indemnification agreement, Company policy or the certificate of incorporation or bylaws of the Company.

7.     Termination. The Employee’s employment with the Company hereunder may be terminated as follows:

(a)           Termination for Cause. The Employee’s employment with the Company may be terminated by the Board of Directors at any time for “Cause.”  As used herein, “Cause” shall mean, as reasonably determined by the Board of Directors: (i) theft, fraud, embezzlement, misappropriation of assets, gross negligence, willful misconduct, breach of fiduciary duty or trust by the Employee in each case in connection with the performance of his duties hereunder; (ii) a material breach of this Agreement by the Employee (which shall be deemed to include, without limitation, a breach of Sections 8, 9, 10, 11 and 13 hereof by the Employee); (iii) the Employee’s conviction of, or plea of guilty or nolo contendere to, theft, fraud, a felony, or a crime or civil violation which involves moral turpitude; (iv) the Employee’s breach of (A) insider trading policies of the Company, or (B) applicable securities laws, rules or regulations (including rules of the Securities and Exchange Commission or any other regulatory authority including the NASD or any stock exchange) in connection with the trading of securities; (v) the Employee’s repeated or ongoing failure to comply with the reasonable directions and instructions of the Board of Directors in connection with the performance of the Employee’s duties and responsibilities hereunder (provided, however, in no event shall the Company’s financial performance or failure to achieve projections in the absence of any of the expressly stated elements of “Cause” in this Section 7(a) be considered Cause hereunder); (vi) the Employee’s material breach of the Company’s employment policies and procedures established from time to time by the Company including, without limitation, the Company’s code of ethics adopted by its Board of Directors; or (vii) the Employee’s use or possession of illegal drugs or excessive use of alcohol, while performing Company duties or while on Company premises; provided, however, that, with respect to the conditions described in this items (i), (ii), (iv)(A), (v), and (vi), no determination of Cause shall be made by the Board of Directors on such basis unless the Board of Directors has provided written notice to the Employee of the existence of such condition, the Employee has been granted a reasonable opportunity to appear before the Board of Directors in order to respond to such determination, and the Employee fails to cure such condition within fourteen (14) days to the reasonable satisfaction of the Board of Directors (except for breaches of this Agreement (including, without limitation, breaches of Sections 8, 9, 10 and 11 of this Agreement) which cannot be cured and for which the Company and the Board of Directors need not give any opportunity to cure). If the Company is represented by outside counsel during the Employee’s appearance before the Board of Directors hereunder, the Employee shall have the right to appear with his own counsel, at his cost and expense. Upon termination for Cause, the Company shall have no obligation to provide the Employee with any severance hereunder; provided, that, the Company shall pay to the Employee all Base Compensation and accrued benefits owing as of the date of termination in accordance with the Company’s normal practices then in effect.

(b)           Termination for Death or Disability. The Employee’s employment hereunder shall terminate immediately upon the Employee’s death or Disability. For purposes hereof, the term “Disability” shall be used herein as defined in the Company’s disability insurance policy in effect with respect to the Employee or, absent same, shall mean the Employee’s inability, by reason of physical or mental incapacity (determined by a licensed physician reasonably acceptable to the Employee and the Board of Directors), to materially perform the essential functions of his job, with or without a reasonable accommodation by the Company, for an aggregate of ninety (90) days during any twelve (12) month period, as the case may be. Once the Employee has become

Disabled, payment of any further Base Compensation and benefits, if any, shall be subject to the Company’s disability insurance coverage in effect with respect to the Employee. If the Employee’s employment shall be terminated due to death or Disability, the Company shall have no severance obligations to the Employee or the Employee’s heirs, beneficiaries, administrators, executors or other personal representatives under this Agreement; provided, that, the Company shall pay to the Employee all Base Compensation and accrued benefits owing as of the date of termination in accordance with the Company’s normal practices then in effect.

(c)           Termination Without Cause. The Employee’s employment with the Company may be terminated by the Board of Directors at any time without Cause, but in the event of any such termination, the Company shall pay for the severance payments and benefits described in this Section 7(c). In the event that a termination without Cause occurs at any time on or before the Employee’s twelve month anniversary of employment, he shall be entitled to receive, as severance, (1) twelve (12) months of Base Compensation, which amount shall be paid over time in accordance with the Company’s payroll practice, less all withholdings required under then current Company policy and applicable law or regulation, and (2) continued medical benefits under the Company’s general employee plans for twelve (12) months following the termination date (with respect to this clause (2), the Company shall continue to carry the Employee under the Company’s medical plans and pay the Company’s portion of the costs associated with continuing such coverage under the Plans, with the Employee continuing to be responsible for his portion of such payments via applicable withholdings, as per normal Company policies governing the provision of medical benefits coverage to all employees of the Company). In the event that a termination without Cause occurs at any time after the Employee’s twelve month anniversary of employment, he shall be entitled to receive, as severance, (1) eighteen (18) months of Base Compensation, which shall be paid over time in accordance with the Company’s payroll practice, less all withholdings required under then current Company policy and applicable law or regulation, and (2) continued medical benefits under the Company’s general employee plans for eighteen (18) months following the termination date (with respect to this clause (2), the Company shall continue to carry the Employee under the Company’s medical plans and pay the Company’s portion of the costs associated with continuing such coverage under the Plans, with the Employee continuing to be responsible for his portion of such payments via applicable withholdings, as per normal Company policies governing the provision of medical benefits coverage to all employees of the Company). The Employee’s receipt of any severance under this Section 7(c) shall be conditioned upon and subject to the Employee’s prior execution of a standard employment release and waiver agreement in a form reasonably satisfactory to the Company (the “Release”). No payments of severance hereunder shall be made until the revocation period, if any, referred to in the Release shall have expired. In addition, the parties hereto agree to accelerate the Base Compensation severance payments contemplated hereby as necessary to avoid triggering the employee excise tax provisions of the American Jobs Creation Act of 2004.

(d)           Termination by the Employee. The Employee’s employment with the Company may be terminated by the Employee at any time with or without Good Reason. In the event of a termination of the Employee’s employment with the Company by the Employee upon his voluntary termination or resignation (other than a termination of employment with the Company by the Employee for “Good Reason,” as defined below), the Company shall not have any obligation to provide Employee with any severance or benefits hereunder; provided, that, the Company shall pay to the Employee all Base Compensation and accrued benefits owing as of the date of termination in accordance with the Company’s normal practices then in effect. The Employee agrees to provide the Board of Directors with at least sixty (60) days’ prior written notice of his voluntary cessation of employment hereunder, subject to the Board of Directors’ right to waive, upon notice to the Employee, such requirement and accelerate the effectiveness of the Employee’s voluntary cessation of employment to an earlier time and date (but not earlier than the date of the Employee’s giving of notice of his voluntary cessation of employment to the Board of Directors), it being mutually understood and agreed that the Company shall to continue to pay or furnish to the Employee his Base Compensation and benefits during the time of continued employment, if any, following the Employee’s notice of his voluntary cessation of employment up through the effective date of termination. A termination of the Employee’s employment with the Company by the Employee for Good Reason shall be treated as a termination without Cause under Section 7(c). For purposes hereof, the term “Good Reason” shall mean that (i) the Employee’s primary place of employment is moved by the Board of Directors (not at the request of the Employee) to a location greater than 50 miles from his current location (without a corresponding permission from the Board of Directors allowing the Employee to telecommute), provided, the Employee has delivered written notice of termination in respect of this clause (i) within thirty (30) days following the execution and delivery by the Company at the Board of Directors’ direction of a lease or other binding agreement committing the Company to such relocation, the terms of which were authorized and approved by the Board of Directors (provided, if the Board of Directors notifies the Employee of the Board of Directors’ decision to cancel its planned relocation, the Board of Directors shall be deemed to have cured the event of “Good Reason” and the Employee’s notice of resignation shall be deemed revoked, and the status quo shall be maintained, unless the Employee has already accepted employment with another employer); (ii) the Company has breached any material term of this Agreement; (iii) a material reduction in the Employee’s duties and responsibilities as the Company’s Chief Executive Officer hereunder, (iv) a material demotion in the Employee’s position at the Company, or (v) the Company has reduced the Employee’s Base Compensation due hereunder; provided, however, that with respect to each of the conditions described above in items (i), (ii), (iii), (iv) and (v), the Employee may not establish “Good Reason” unless he has provided written notice to the Board of Directors of the existence of such condition and the Company fails to cure such condition within the 30-day period following receipt of such notice.

(e)           Public Statements. Upon termination of the Employee’s employment for any reason, the Board of Directors of the Company will direct and control the issuance and content of any announcement, release or other statement to any employees, commercial partners, insurers, directors, shareholders and clients of the Company and its subsidiaries, and the press.

(f)            Status upon Termination. The termination of the Employee’s employment hereunder, for any reason whatsoever, shall constitute the termination of this Agreement (subject to the surviving provisions hereof as set forth in Section 14(k) hereof) and the Employee’s effective termination or resignation from any other positions or duties with the Company and all of its subsidiaries, including his membership on the Board of Directors of the Company and its subsidiaries, unless otherwise mutually agreed to by the parties hereto.

8.     Non-competition and Confidentiality.

(a)           Non-competition. During the Employment Period and for the longer of (i) one year following the date of termination of employment hereunder or (ii) the period in which the Employee receives severance under the provisions of Section 7(c) or Section 7(d) (collectively, the “Covered Period”), the Employee agrees not to engage in any Competitive Activity anywhere in the United States or any foreign territory where the Company or any subsidiary of the Company is then conducting business on behalf of any party other than the Company or any subsidiary of the Company. As used herein, the term “Competitive Activity” shall mean the following:  (i) any line of business engaged in by the Company or any of its subsidiaries during the one-year period prior to termination of the Employee’s employment which accounted for greater than 25% of the gross revenues of the Company and its subsidiaries, on a consolidated basis (a “Competitive Business”); (ii) serving as an officer, director, employee, consultant, advisor, agent or representative of any person, corporation, partnership, limited liability company, sole proprietorship, association or other business enterprise engaged in a Competitive Business (each a “Competitive Enterprise”); (iii) owning or acquiring, directly or indirectly, any interest in any Competitive Enterprise; (iv) soliciting any employee of the Company or any of the Company’s subsidiaries to leave the employ of the Company or such subsidiary or hiring any of the foregoing persons; provided, however, by way of clarification, the Employee shall not be deemed in breach of this clause (iv) in the event he or his new employer launches a general job search (through advertisement, job posting, or recruiter) that does not exclusively target the Company’s employees; or (v) soliciting or inducing, explicitly or implicitly, any Client (as defined below) to withdraw, curtail or cancel its business relationships with the Company or any subsidiary thereof, provided, however, the Employee shall not be deemed in breach of this clause (v) as a result of mass advertising or mass marketing campaigns aimed at prospects on customer lists obtained by the Employee or his new employer from sources other than the Company, and not in violation of this Agreement, and which do not expressly target the Company’s Clients in particular. The Company acknowledges and agrees that nothing contained in this Section

8 shall be interpreted to prohibit or preclude the Employee, (x) in connection with the fulfillment of his duties and responsibilities hereunder, from terminating the services of any employee, agent or other representative of the Company (or any subsidiary thereof) at the Board of Directors’ request or in the ordinary course of business, or (y) from owning less than five percent (5%) of the capital stock or other equity interests of any publicly-traded company listed on a major securities exchange or securities market (e.g., NASDAQ).

As used herein, the term “Client” shall mean any customer of the Company or any person or entity which was a customer of the Company within the past year, in each case as of the end of the Employment Period, as evidenced by the records of the Company or its subsidiaries.

(b)           Confidentiality. During and after the Employment Period, the Employee shall not, except as may otherwise be required by law, directly or indirectly disclose to any person or entity, or use or cause to be used in any manner adverse to the interests of the Company or any subsidiary thereof, any Confidential Information (as defined below). The Employee agrees that, upon the termination or expiration of the Employment Period, all tangible Confidential Information and Company property and duplicates thereof in the possession or control of the Employee, in any form or format, shall forthwith be returned to the Company and shall not be retained by the Employee or furnished or communicated to any third party in any form whatsoever. Prior to any disclosure of Confidential Information required by law, the Employee shall provide prompt notice thereof to the Company’s Board of Directors and chief financial officer so as to allow the Company to seek appropriate injunctive relief and shall reasonably assist the Company in its efforts to limit such disclosure. The Employee further acknowledges and agrees to abide by his continuing obligation to not make use of any material non-public information with respect to the Company in a manner violative of applicable securities laws.

As used in this Section 8(b), the term “Confidential Information” shall mean the following:  (i) information disclosed to the Employee or known by the Employee as a consequence of the Employee’s relationship with the Company or any subsidiary thereof, not generally known in the industry of the Company’s (or a subsidiary’s) business, about the Company’s or any of its subsidiary’s business, employees, customers, directors, officers, partners, or shareholders; sales or marketing methods; business plans, methods and forecasts; customer, prospect and vendor lists; finances, products, or services; or trade marks, trade secrets and other intellectual property, including without limitation, material non-public information about the Company’s or any of its subsidiary’s operations or business; and (ii) information disclosed to the Employee or known by the Employee as a consequence of the Employee’s relationship with the Company or any subsidiary thereof, not generally known in the businesses in which the customers of the Company or its subsidiaries are or may be engaged, about the business, products, processes, trade information and services of any such customer.

(c)           Severability. The invalidity or unenforceability of this Section 8 in any respect shall not affect the validity or enforceability of this Section 8 in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 8 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspects of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Section 8 or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Section 8 shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable, so that the Agreement is construed broadly so as to capture as much of the original intent as possible.

9.     Business Opportunities. During the Covered Period and in accordance with Employee’s obligations under applicable law, the Employee agrees to bring all business opportunities to the Company relating to or otherwise associated with the business or businesses conducted by the Company or a subsidiary thereof during the Employment Period, and any businesses reasonably related thereto.

10.  Rights to Work Product. The Employee agrees that all work performed by the Employee pursuant hereto shall be the sole and exclusive property of the Company, in whatever stage of development or completion. During the Employment Period, the Employee will disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities developed by him during working time through the use of Company resources, which relate directly or indirectly to the Company’s business or the business of any of its subsidiaries or their respective clients, including without limitation, any process, product or product improvement, product ideas, new products, discoveries, methods or software which may or may not be patentable or copyrightable, and any trade names, trademarks or slogans. With respect to any copyrightable works prepared in whole or in part by the Employee pursuant to this Agreement, including compilations of lists or data, the Employee agrees that all such works will be prepared as “work-for-hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), of which the Company shall be considered the “author” within the meaning of the Act. In the event (and to the extent) that such works or any part or element thereof is found as a matter of law not to be a “work-for-hire” within the meaning of the Act, the Employee hereby assigns to the Company the sole and exclusive right, title and interest in and to all such works, and all copies of any of them, without further consideration, and agrees, to the extent reasonable under the circumstances, to cooperate with the Company to register, and from time to time to enforce, all patents, copyrights and other rights and protections relating to such works in any and all countries. To that end, the Employee agrees to execute and deliver all documents requested by the Company in connection therewith, and the Employee hereby irrevocably designates and appoints the Company as the Employee’s agent and attorney-in-fact (and affords the Company an irrevocable proxy, coupled with an interest) to act for and on behalf of the Employee and in the Employee’s stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, protection and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by the Employee. The Company shall reimburse the Employee for all reasonable and documented costs and expenses incurred by the Employee pursuant to this Section 10.

11.  No Disparaging Statements. The Employee and the Company mutually agree that the Employee and the Company’s officers, directors and human resources personnel shall refrain from making any disparaging statements, either orally or in writing, about the other party, any subsidiary of the Company, or about any directors, officers, shareholders, commercial partners, employees, agents or other representatives of the Company or any subsidiary thereof. The foregoing shall not restrict the Company from disclosing to third parties the Employee’s termination of employment with the Company or, where appropriate, the circumstances thereof.

12.  Injunctive Relief. The Employee acknowledges and agrees that the Company and its subsidiaries are engaged in a highly competitive business and that the protections of the Company and each such subsidiary set forth in Sections 8, 9, 10 and 11 of this Agreement are fair and reasonable and of vital concern to the Company and its subsidiaries. Further, the Employee acknowledges and agrees that monetary damages for any violation of Sections 8, 9, 10 or 11 will not adequately compensate the Company and its subsidiaries with respect to any such violation. Therefore, in the event of a breach by the Employee of any of the terms and provisions contained in Sections 8, 9, 10 or 11 of this Agreement, the Company (and/or its affected subsidiaries) shall be entitled to institute legal proceedings to obtain damages for any such breach and/or to enforce the specific performance of this Agreement by the Employee and to enjoin the Employee from any further violations. The remedies available to the Company and its subsidiaries pursuant to this Section 12 may be exercised cumulatively by the Company (and its subsidiaries) in conjunction with all other rights and remedies provided by law. The Employee agrees that the provisions of this Section 12, and the provisions of Sections 8, 9, 10, 11 and 13 shall survive the termination or expiration of this Agreement and the termination or expiration of the Employee’s employment with the Company, regardless of how the Employee’s employment may be or has been terminated.

13.  Representations. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement and the performance by the Employee of his obligations hereunder will not, with or without the giving of notice and/or the passage of time, (i) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Employee, or (ii) conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound. The Employee represents that he understands the tax consequences to him of this Agreement, including the tax treatment of any severance payable to him hereunder, including any impact arising from the application of the American Jobs Protection Creation Act of 2004, as amended, on the payments and benefits afforded the Employee under this Agreement. The Employee agrees to indemnify and hold harmless the Company from any liability, damage, expense, judgment or claim incurred, entered or made against the Company arising from a breach by the Employee of any representation, warranty or covenant under this Section 13, including all documented expenses and reasonable fees of counsel, incurred or paid by the Company in connection with the foregoing.

14.  Miscellaneous.

(a)           Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Actions to enforce this Agreement shall be brought only in a state or federal court located in the State of New York (New York County). Each party irrevocably (a) submits to the personal jurisdiction of such courts and waives any objection to the laying of venue therein or any inconvenient forum, (b) consents to service of process at the address given under Section 14(e) hereof, and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. The Company shall not be deemed in violation or breach of this Agreement as a result of any action or inaction on the part of the Company which was authorized or directed by the Employee.

(b)           Payment of Legal Fees. The Company shall reimburse the Employee for documented legal fees incurred by him in connection with the negotiation, execution and delivery of this Agreement, up to a maximum of $5,000, within five (5) business days of the Employee’s submission to the Company’s chief financial officer of reasonable documentation in support of the Employee’s incurrence of such expenses.

(c)           No Mitigation. The Company agrees that, if the Employee’s employment is terminated during the term of this Agreement, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Employee. Notwithstanding the foregoing, the Company may suspend payment of any severance payments due the Employee under this Agreement in the event that the Board of Directors reasonably determines that the Employee has violated any of the provisions of Sections 8 through 11, inclusive, or Section 13, of this Agreement during the Covered Period; provided, however, if such determination is subsequently shown to be incorrect the suspended payments shall be promptly paid to the Employee together with interest thereon at a rate of 5% per annum.

(d)           Modification; Waiver; Discharge; Offer of Employment. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Employee and a duly authorized representative of the Company other than the Employee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Until signed by both parties hereto, this Agreement represents a non-binding offer of employment only, and shall be revocable by either party hereto upon notice to the other party.

(e)           Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by personal delivery, by priority overnight delivery sent via a nationally recognized courier (charges for the account of sender), by facsimile transmission or by registered or certified U.S. mail, return receipt requested, addressed as follows:

if to the Company, to:

Vistula Communications Services, Inc.

Suite 801, 405 Park Avenue

New York, NY 10022

Attn:  Chairman of the Board of Directors

Facsimile: (212) 832-7563

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Paul Bork, Esq.

Facsimile: (617) 832-7000

if to the Employee, to the Employee’s latest residence address most recently on file with the Company,

or to such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective five (5) business days after the same shall have been deposited, postage prepaid, in the U.S. mail, upon personal delivery, if the same shall have been delivered by hand, one (1) business day after deposit with such overnight courier, if sent via priority overnight delivery, or upon receipt of electronic facsimile confirmation, as the case may be. As used herein, a “business day” shall mean any weekday other than a federal U.S. holiday.

(f)            Assignment. This Agreement may not be assigned by the Employee. This Agreement shall be binding upon and inure to the benefit of the Employee, the Company, and the Company’s successors and assigns. Any assignment in contravention of this Section 14(f) shall be null and void.

(g)           Integration. This Agreement and the documents and instruments contemplated hereby (the “Ancillary Agreements”) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous conflicting agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto (or representative of either party hereto). No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement or the Ancillary Agreements. In the event of a conflict between this Agreement and any other agreement between the parties, this Agreement shall prevail to the limited extent of the specific subject matter of the conflict. Nothing herein shall modify or reduce any obligations of the Employee under any separate agreement between the Employee and the Company.

(h)           Invalidity. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible so as to give effect to the intentions of the provision found unenforceable or invalid.

(i)            Headings. All headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of any provision or provisions of this Agreement.

(j)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k)           Survival. This Agreement shall terminate upon the termination of the Employee’s employment with the Company for any reason; provided, however, that the provisions of Sections 6(c), 7, 8, 9, 10, 11, 12, 13, and 14 hereof (and any other operative provisions of this Agreement which, by logical context, are necessary to interpret and enforce this Agreement so as to give effect to the parties’ intent) shall survive the termination of this Agreement or the Employee’s employment with the Company hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, effective as of the Effective Date.

Vistula Communications Services, Inc.

By:	/s/ Rupert Galliers-Pratt
Name: Rupert Galliers-Pratt
Title: Chairman
Date: April 11, 2006

EMPLOYEE:

/s/ John K. Markley
Name: John K. Markley